                                                                   EXHIBIT 10.15

                    CONSULTING AND NON-COMPETITION AGREEMENT


         THIS CONSULTING AND NON-COMPETITION AGREEMENT (this "Agreement"), dated as of September 17, 2004, is by and between Lamar Advertising Company, a Delaware corporation ("Lamar"), and Brian B. Obie, an individual and resident of Eugene, Oregon ("Consultant").

                                    RECITALS

         WHEREAS, Consultant is presently employed by Obie Media Corporation, an Oregon corporation (the "Company"), as its Chairman of the Board and Chief Executive Officer;

         WHEREAS, on September 17, 2004, Lamar, OMC Acquisition Corporation, a Delaware corporation and direct, wholly owned subsidiary of Lamar ("Merger Sub"), and the Company entered into that certain Agreement and Plan of Merger (the "Merger Agreement"), pursuant to which the parties thereto agreed to merge (the "Merger") the Company with and into Merger Sub pursuant to the terms thereof. Unless otherwise defined herein, capitalized terms have the meanings assigned to them in the Merger Agreement;

         WHEREAS, pursuant to Section 6.3(d) of the Merger Agreement, it is a condition precedent to the obligations of Lamar and Merger Sub to effect the Merger that Lamar and Consultant shall enter into this Agreement;

         WHEREAS, Lamar and Consultant desire to enter into this Agreement, whereby Consultant will provide Lamar with consulting services as of, and effective upon, the Effective Time of the Merger, as described further herein; and

         WHEREAS, at the Effective Time, Consultant's employment with the Company will terminate and this Agreement will supersede and replace in their entirety all agreements and understandings, written or oral, between the Company and any of its Subsidiaries, on the one hand, and Consultant, on the other hand, regarding Consultant's employment by the Company, severance, unemployment compensation, parachute payment, bonus or otherwise.

         NOW THEREFORE, in consideration of the premises and for such other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

         1.       Term of Agreement.

                  (a) Effective as of the Effective Time, Lamar hereby retains Consultant's services hereunder for a period of five (5) years from the Effective Time, unless this Agreement is earlier terminated in accordance with
Section 5 hereof (the "Term").

                  (b) In the event the Merger Agreement is terminated for any reason prior to the Effective Time, this Agreement shall be null and void and with no continuing obligations from either party to the other.

         2. Scope of Engagement. During the Term, in consideration for the compensation provided for in Section 3 hereof, Consultant will provide consultation and advisory services (the "Consulting Services") to Lamar, which shall consist of his personal advice and counsel to Lamar regarding (a) the transition of the business of the Company to a new management and ownership structure following the Merger, (b) related post-Merger long-range planning, strategic direction and integration and rationalization processes, (c) the Company's operations, customer and supplier relationships and growth expansion opportunities and (d) other maters related to the Company's business. Consultant shall provide Consulting Services as may be reasonably requested by Lamar's Board of Directors or Chief Executive Officer (or his designee) from time to time and at mutually agreeable times; provided, however, that commencing on (i) the date that is 91 days following the Effective Time, Consultant shall not be required to provide Consulting Services in an amount greater than ten hours per month and (ii) the second anniversary of the Effective Time, Consultant shall not be required to provide Consulting Services in an amount greater than five hours per month. Consulting Services may be provided in person, telephonically, electronically or by correspondence, to the extent appropriate under the circumstances. Subject to this Sections 2 and 7 hereof, Consultant will be free to spend such portions of Consultant's time, energy and skill in such manner and with such Persons as he sees fit.

         3. Fees and Expenses.

                  (a) Annual Consulting Fee. Lamar shall pay Consultant a fee at the rate of $15,000 per annum (the "Consulting Fee"), payable monthly in advance in prorated one-twelfth (1/12) portions during the Term.

                  (b) Non-Competition Payment. In consideration of the non-competition and non-disclosure commitments of Consultant contained in Sections 7 and 8 hereof, Lamar shall pay Consultant the sum of $613,580 (the "Non-Competition Payment"), payable monthly in advance in prorated one-sixtieth (1/60) portions during the Term.

                  (c) Expenses. Consultant shall be entitled to reimbursement for all reasonable costs and expenses incurred by Consultant in the performance of his obligations under Section 2 hereof (including reasonable travel expense reimbursement) in accordance with the cost reimbursement policies in effect for the non-employee members of Lamar's Board of Directors, provided that such expenses are incurred at the written request of Lamar's Board of Directors or Chief Executive Officer (or his designee).

                  (d) Insurance Policies. Prior to the Effective Time, pursuant to Section 5.17 of the Merger Agreement and as further consideration for Consultant's obligations hereunder, the Company will transfer to Consultant ownership of the two life insurance policies identified on Schedule 3(c) attached hereto (the "Insurance Policies"). If Consultant shall breach in any manner the provisions of Sections 7 or 8 hereof, Consultant shall promptly transfer ownership of the Insurance Policies to Lamar, free and clear of any liens or other encumbrances; provided, that if Consultant shall no longer have sole ownership to the Insurance Policies or shall have exercised his rights to obtain the cash values thereunder, Consultant shall pay to Lamar a lump sum payment equal to the aggregate cash values of the Insurance Policies as of the Effective

Time, together with interest thereon accruing from the Effective Time until payment to Lamar at the rate of 8%.

                  (e) Stock Options. At the Effective Time, pursuant to a Notice of Grant of Stock Options and Option Agreement in the form attached hereto as Exhibit A (the "Option Agreement"), Lamar will grant Consultant options (the "Options") to acquire shares of Lamar Class A Common Stock, par value $0.001 per share ("Lamar Common Stock"), in the amount and at the exercise price determined in accordance with Schedule 3(e) attached hereto. The Options shall be for a term of ten years from the Effective Time, shall vest immediately upon the grant and shall be subject to the terms and conditions of the Option Agreement and the Lamar Advertising 1996 Equity Incentive Plan, as amended, also attached hereto as Exhibit A. In consideration of such grant, Consultant covenants and agrees not to exercise at any time prior to the Effective Time any of the Company Options owned by Consultant and outstanding as of the date hereof.

         4. Assignment of Rights. The rights and obligations of Consultant under this Agreement are personal rights and obligations of Consultant and may not be assigned or transferred to any other Person without the prior, express, and written consent of Lamar. Lamar may assign or transfer its rights under this Agreement (a) to any Person of which Lamar, directly or indirectly, owns more than 50% percent of the voting interest and thereafter continues to control or
(b) to any Person to whom or to which Lamar (and/or its subsidiaries) may transfer any substantial portion (20% or more of the assets or last-twelve-month revenues) of the transit advertising business of Lamar and its subsidiaries taken as a whole; provided, that in each case (i) Lamar shall remain jointly and severally liable with such assignee or transferee for the payment of the Consulting Fee and (ii) any such assignee or transferee expressly assumes the obligations of Lamar provided under this Agreement.

         5. Termination; Effect of Termination

                  (a) The engagement of Consultant hereunder shall terminate upon the earlier of (i) the death of Consultant, (ii) Consultant being rendered incapable, because of physical or mental illness, of satisfactorily discharging or performing his duties and responsibilities to Lamar under this Agreement for a period of 60 consecutive days or for an aggregate of 90 days during any period of 180 days, (iii) the fifth anniversary of the Effective Time, (iv) the effective date of the parties' mutual written consent to terminate this Agreement or (v) the date on which Lamar discharges Consultant for cause. For purposes of this Agreement, "cause" shall mean (A) the conviction of Consultant of a felony or other crime involving moral turpitude; (B) the determination by final order or judgment of a court that Consultant is liable in damages to any person for fraud or intentional misrepresentation; (C) the repeated or continued breach of Consultant's obligations and duties hereunder if such breach is not cured or discontinued within 30 days of receipt by Consultant of written notice from Lamar of such breach; (D) the repeated failure of Consultant to honor the reasonable requests of Lamar given pursuant to the terms of this Agreement, if not cured within 30 days of receipt by Consultant of written notice from Lamar; and (E) a breach by Consultant of the provisions of Sections 7 or 8 hereof. Termination for cause shall be effective upon written notice Consultant of such termination.

                  (b) Upon termination of this Agreement in accordance with
Section 5(a), Lamar shall have no further obligation to pay Consultant the Consulting Fee or reimburse Consultant for any expenses incurred on or after the date of such termination. If this Agreement is terminated for any reason other than (i) pursuant to Section 5(a)(iii) or (ii) for cause as defined in Section 5(a)(E), Lamar shall continue to pay Consultant the Non-Competition Payment up to the fifth anniversary of the Effective Time, but only for so long as Consultant shall not be in breach of the provisions of Sections 7 or 8 hereof.

         6. Independent Contractor. The parties hereto acknowledge and agree that Consultant is an independent contractor and nothing in this Agreement is intended to create or creates an employee-employer relationship between the parties. Consultant is not and will not be considered an employee or agent of Lamar, and, except as expressly authorized in writing by the Board of Directors, the Chief Executive Officer or the Chief Operating Officer of Lamar, will have no authority to bind or obligate Lamar or to represent to others that he has any such authority. Consultant shall not be eligible for any benefits, bonuses or employee plans offered to Lamar employees. Consultant shall at all times be responsible for all taxes due and payable on all fees paid pursuant to this Agreement.

         7. Non-Competition. Consultant covenants and agrees that, from the Effective Time and for a period of five years thereafter, Consultant, unless acting in accordance with Lamar's prior written consent, will not (directly or indirectly for himself or for others), own, manage, operate, join, control, finance or participate in the ownership, management, operation, control or financing of, or be connected as an officer, director, employee, principal, agent, representative, consultant, investor, owner, partner, manager, joint venturer or otherwise with, or permit his name to be used by or in connection with, or lease, sell or permit to use any real property or interest therein owned by Consultant in connection with, any business or enterprise engaged in the business of (a) providing outdoor or out-of-home advertising services by means of billboards and transit faces and structures ("Billboard and Transit Advertising"), (b) leasing and/or permitting sites for Billboard and Transit Advertising, (c) owning and operating any Billboard and Transit Advertising displays, (d) constructing any Billboard and Transit Advertising displays and/or structures and/or components of such displays or (e) marketing Billboard and Transit Advertising services in any of the geographical areas listed on Schedule 7 attached hereto; provided, however, that the provisions of this Section 7 shall not be deemed to prohibit (x) the ownership by Consultant of not more than five percent (5%) of any class of securities of any publicly traded corporation having a class of securities registered pursuant to the Securities Exchange Act of 1934 and (y) the continued leasing of those properties owned by Consultant or Persons controlled by Consultant listed on Schedule 7(y) attached hereto to third party lessees for the operation by such lessees of Billboard and Transit Advertising displays on such properties. Each of Consultant and Lamar acknowledges that (i) the provisions of this Section 7 are reasonable and necessary to protect the legitimate interests of Lamar, (ii) any violation of this Section 7 will result in irreparable injury to Lamar and that damages at law would not be reasonable or adequate compensation to Lamar for a violation of this Section 7 and (iii) Lamar shall be entitled to have the provisions of this
Section 7 specifically enforced by preliminary and permanent injunctive relief without the necessity of proving actual damages and without posting bond or other security. In the event that the provisions of this Section 7 should ever be deemed to exceed the time, geographic, product or any other limitations permitted by applicable law, then such provisions shall be deemed reformed to the maximum permitted by applicable law.

         8. Non-Disclosure of Confidential Information.

                  (a) Consultant recognizes and acknowledges that: (i) in the course of Consultant's employment by the Company he has obtained Confidential Information (as hereafter defined) regarding the Company, and that in the course of his providing consulting services hereunder he will acquire additional Confidential Information regarding Lamar and its subsidiaries; (ii) at the Effective Time, all Confidential Information regarding the Company will become the property of Lamar; (iii) the unauthorized use, misappropriation or disclosure of the Confidential Information could cause irreparable injury to Lamar and its subsidiaries; and (iv) it is essential to the protection of Lamar's goodwill and to the maintenance of Lamar's competitive position that the Confidential Information be kept secret and that Consultant not disclose the Confidential Information to others or use the Confidential Information to Consultant's own advantage or the advantage of others or in any way to disadvantage Lamar. "Confidential Information" means information, whether or not reduced to writing, and whether in paper, electronic, digital, analog or other format, relating to the past, present or planned business of, as appropriate,
(x) the Company and its subsidiaries or (y) Lamar and its subsidiaries, which has not been made generally known to the public or the industry, including, without limitation, trade secrets, know-how, inventions, new product and product development information, research results, marketing and sales programs, customer and supplier information, financial data, employee records, cost information, pricing information, sales and marketing strategies, business systems, computer systems, software, software systems and techniques, the identity of customers, all information received under an obligation of confidentiality to customers, and all information generated for customers.

                  (b) Consultant covenants and agrees that, from the Effective Time and for a period of five years thereafter, Consultant will hold and safeguard the Confidential Information in trust for Lamar, its successors and assigns and agrees that he shall not, without the prior written consent of Lamar's Board of Directors, use for Consultant's own benefit or purposes or misappropriate or disclose or make available to any person for use outside of Lamar's organization at any time (either while providing consulting service to Lamar or subsequent to the termination of his consulting service with Lamar) for any reason any of the Confidential Information or any copy, notes or item embodying Confidential Information, whether or not developed by Consultant, except (i) as required in the performance of Consultant's consulting services and as authorized by Lamar and (ii) to the extent that such information (x) is or becomes generally available to the public or the industry, other than as a result of a disclosure by Consultant in violation of this Agreement, or (y) is required to be disclosed pursuant to a court order or other legal process (provided Consultant gives Lamar notice of such obligation promptly after Consultant receives notice of such obligation and prior to any disclosure pursuant to such obligation affords Lamar the opportunity and cooperates with Lamar in any efforts by Lamar to limit the scope of such obligation and/or to obtain confidential treatment of any material disclosed pursuant to such obligation). Consultant agrees that his obligations with respect to Confidential Information shall continue indefinitely after the end of the Term.

         9. Miscellaneous.

                  (a) Notice. Any notices, requests, demands or other communication required or permitted hereunder will be in writing and may be (i) sent by registered or certified mail, postage prepaid, return receipt requested,
(ii) served by personal delivery, (iii) made by facsimile transmission (with the confirmation of receipt), or (iv) sent by overnight courier service to the receiving parties as follows:

                  If to Lamar:              Lamar Advertising Company
                                            5551 Corporate Boulevard
                                            Baton Rouge, Louisiana  70808
                                            Attn.: James R. McIlwain
                                            Telecopy: (225) 928-3400

                  If to Consultant:         Brian B. Obie
                                            Post Office Box 2457
                                            Eugene, Oregon  97402
                                            Telecopy: (541) 686-1169

                  with a copy to:           Arnold Gallagher Saydack
                                            Percell Roberts & Potter, P.C.
                                            800 Willamette Street, Suite 800
                                            Eugene, Oregon  97401
                                            Attn.: John B. Arnold
                                            Telecopy: (541) 484-0536

Any such notice or communication shall be deemed to be given, (i) if sent by registered or certified mail, on the fifth (5th) business day after the mailing thereof; (ii) if delivered in person, on the date delivered; (iii) if made by facsimile transmission, on the date transmitted; or (iv) if sent by overnight courier service, on the date delivered as evidenced by the bill of lading. Any party sending a notice or other communication by facsimile transmission shall also send a hard copy of such notice or other communication by one of the other means of providing notice set forth in this Section 9(a). Any notice or other communication shall be given to such other representative or at such other address as a party to this Agreement may furnish to the other party pursuant to this Section 9(a).

                  (b) No Waiver. The failure of any party to this Agreement to insist upon the performance of any of the terms and conditions of this Agreement, or the waiver or any breach of any of the terms and conditions of this Agreement, shall not be construed as thereafter waiving any such terms and conditions, but the same shall continue and remain in full force and effect as if no such forbearance or waiver had occurred.

                  (c) Binding Effect. This Agreement shall be binding on and inure to the benefit of the respective successors and permitted assigns of the parties.

                  (d) Governing Law. This Agreement shall be governed by, construed, and enforced in accordance with the laws of the State of Oregon.

                  (e) Entire Agreement. This Agreement, along with the Agreement and Plan of Merger and any documents ancillary to the Agreement and Plan of Merger executed by Consultant, shall constitute the entire agreement between the parties and any prior understanding or representation of any kind preceding the date of this Agreement shall not be binding upon any party hereto.

                  (f) Interpretation. Notwithstanding any provision in this Agreement to the contrary, the parties agree that this Agreement shall be interpreted without giving effect to any principle of construction that would otherwise require this Agreement to be construed against a party that drafted it solely because such party drafted this Agreement.

                  (g) Modification. Any modification of this Agreement or additional obligation assumed by any party in connection with this Agreement shall be binding only if placed in writing and signed by the parties.

                  (h) Paragraph Headings. The titles to the paragraphs of this Agreement are solely for the convenience of the parties and shall not be used to explain, modify or simplify, or aid in the interpretation of the provisions of this Agreement.

                  (i) Severability.

                           (i) If a court of competent jurisdiction finds any
provision other than Section 7 hereof to be invalid or unenforceable as to any Person or circumstance, such finding shall not render that provision invalid or unenforceable as to any other persons or circumstances. If feasible, any such offending provision shall be deemed to be modified to be within the limits of enforceability or validity; however, if the offending provision cannot be so modified, it shall be stricken and all other provisions of this Agreement in all other respects shall remain valid and enforceable.

                           (ii) If a court of competent jurisdiction finds any
part of Section 7 hereof to be invalid or unenforceable as to any person or circumstance, such finding shall not render that provision invalid or unenforceable as to any other Persons or circumstances. If feasible, upon such occurrence, Section 7 hereof shall be deemed to be modified to be within the limits of enforceability or validity; provided, however, that if Section 7 hereof cannot be so modified, Lamar's obligations under Sections 3(a), 3(b) and 3(c) hereof and Consultant's obligations under Section 2 hereof shall automatically be terminated and all other provisions of this Agreement, including Section 8, shall remain valid and enforceable.

                  (j) Counterparts. This Agreement may be executed in multiple counterparts, each of which is considered an original and shall be binding upon the party executing the same, and all of which shall constitute one and the same agreement.

         IN WITNESS WHEREOF, Lamar and Consultant have executed and delivered this Consulting and Non-Competition Agreement on the day and year first above written.


                                                LAMAR ADVERTISING COMPANY


                                                By: /s/ Keith A. Istre
                                                   ----------------------
                                                  Name:
                                                       ------------------
                                                  Title:
                                                        -----------------


                                                   /s/ Brian B. Obie
                                                -------------------------
                                                       Brian B. Obie

                                    EXHIBIT A

          FORM OF NOTICE OF GRANT OF STOCK OPTIONS AND OPTION AGREEMENT
                            AND RELATED DOCUMENTATION

                                  SCHEDULE 3(C)

                             LIFE INSURANCE POLICIES


1. Transamerica Occidental Life Insurance Company Policy No. 92472157, issued February 9, 1993, in the face amount of $1,000,000.

2. Transamerica Occidental Life Insurance Company Policy No. 92436170, issued February 9, 1993, in the face amount of $1,000,000.

                                  SCHEDULE 3(E)

                       CALCULATION OF LAMAR STOCK OPTIONS

The options granted to Consultant pursuant to Section 3(e) shall be for that number of shares of Lamar Common Stock calculated as follows, rounded down to the nearest whole number:


             (50,000(1))           X                  $7.00(2)
                                            ---------------------------
                                            Average Closing Share Price(3)


The exercise price for the options granted to Consultant pursuant to Section 3(e) shall calculated as follows, rounded up to the nearest cent:


               $3.17(4)      divided by               $7.00
                                             ---------------------------
                                             Average Closing Share Price


As an example, if the Average Closing Share Price of Lamar Common Stock, calculated in accordance with the Merger Agreement, were to be $40.00, the number of option shares to be granted to Consultant pursuant to Section 3(e) would be 8,750, and the exercise price for each such option share would be $18.12.


------------------
(1) The number of option shares granted to Consultant by the Company pursuant to the Option Agreement.

(2) The per share purchase price to be paid by Lamar for the outstanding Company Common Shares (but excluding the Excluded Company Shares) at the Effective Time.

(3)      Calculated pursuant to Section 2.1(a)(i) of the Merger Agreement.

(4) The exercise price for Consultant's current outstanding Company Options, as evidenced by that certain Nonqualified Stock Option Agreement dated effective February 13, 2004 (the "Option Agreement").

                                   SCHEDULE 7

                                 GEOGRAPHIC AREA


California                                                 Washington
Montana                                                       Wyoming
Idaho                                                            Utah
South Dakota                                                    Texas
Oregon                                                        Florida
Connecticut                                                  Missouri
Indiana                                                        Kansas
The Canadian province of British Columbia

                                  SCHEDULE 7(Y)

                           EXCLUDED LEASED PROPERTIES


1.       The property commonly known as 2500 Highway 99, Eugene, Oregon.

2. Real property on 6th Avenue approximately 150 feet east of High Street, Eugene, Oregon.

3. Parcels of real property located in Interstate 5 located approximately 750 feet south of Henderson Street and 1,250 feet south of Henderson Street, Eugene, Oregon.